Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), is between Raphael Licht (“Executive”) and RAIT Financial Trust (“RAIT”) and, with respect to Paragraph 1(b)(v) and Paragraphs 2 and 3 below, Independence Realty Trust (“IRT”). Executive, RAIT and IRT have entered into this Agreement on December 26, 2014, effective as of December 31, 2014 (the “Effective Date”).

WHEREAS, Executive has been employed by RAIT; and

WHEREAS, RAIT and Executive are parties to the Employment Agreement (dated June 8, 2006), Amendment 2008-1 to the Employment Agreement (dated as of December 15, 2008), Amendment 2009-1 to the Employment Agreement (dated as of February 22, 2009) and Amendment 2014-1 to the Employment Agreement (entered into on May 13, 2014, effective as of February 1, 2014) (collectively, the “Employment Agreement”); and

WHEREAS, Executive is the Managing Director – Business Development, General Counsel and Secretary of RAIT; and

WHEREAS, Executive and RAIT mutually agree that Executive’s employment with RAIT shall terminate as of December 31, 2014; and

WHEREAS, this Agreement is intended to set forth the terms and conditions of that termination of employment;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Executive’s Termination of Employment From RAIT.

(a) Executive’s termination of employment from RAIT is effective as of December 31, 2014 (the “Employment Termination Date”), consistent with the provisions of Paragraph 1(e) below.

(b) In the event that (i) Executive executes this Agreement in accordance with its provisions, agreeing to be bound by the General Release in Paragraph 3 below and agreeing to comply with the other terms and conditions of this Agreement, (ii) Executive does not thereafter revoke the Agreement during the Revocation Period as defined in Paragraph 7 below (the “Revocation Period”), and (iii) Executive sends an email to Scott F. Schaeffer (“Mr. Schaeffer”), upon Mr. Schaeffer’s emailed request at the expiration of the Revocation Period confirming that he has not revoked the Agreement, RAIT will:

(i) pay Executive a lump sum cash payment of One Million, Ninety Five Thousand Dollars ($1,095,000) (the “Amount”), less withholding of all applicable federal, state and local taxes and other deductions required by applicable law), within ten (10) calendar days following the expiration of the Revocation Period; and

(ii) for a period of eighteen (18) months commencing January 1, 2015, continue to cover Executive (and if applicable his spouse and dependents) under its group medical coverage plan in effect on the Employment Termination Date (or if another group plan applicable to RAIT’s executives generally is substituted for the Executive’s current plan and more than one (1) plan is offered, Executive shall be covered by the substituted plan that is most similar to Executive’s current plan), provided Executive is eligible for and makes a timely election for COBRA health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees generally as if Executive’s employment had continued in effect with RAIT during such period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing eighteen (18) month benefit period;

(iii) within fifteen (15) days of receipt of an invoice (without matter descriptions) from Executive’s counsel, reimburse Executive for all counsel fees incurred in the negotiation and drafting of this Agreement in an amount not to exceed seven thousand five hundred dollars ($7,500), provided Executive timely submits the invoice within thirty (30) days of the Effective Date;

(iv) RAIT will extend, for an additional period of eleven (11) months (beyond the original thirty (30) day exercise period), the period for Executive to exercise the 150,000 RAIT SARs, 75,000 of which remain available of those issued in 2012 and 75,000 that were issued in 2013; and

(v) IRT shall vest Executive’s 4,000 unvested shares of common stock and 8,000 unvested shares of SARs effective upon the Employment Termination Date.

(c) The parties hereto agree that the foregoing commitments set forth in Paragraph 1(b) above satisfy any and all obligations of RAIT and its subsidiaries and affiliates to Executive in connection with his employment with and separation from RAIT, and that RAIT and its subsidiaries and affiliates have no further obligations to Executive under the Employment Agreement or otherwise, except as set forth in this Agreement, including but not limited to:

(i) Executive shall receive his current Base Salary for the period through the Employment Termination Date at the annualized rate set forth in Section 3.1 of the Employment Agreement, as amended by Amendment 2009-1 to the Employment Agreement;

(ii) Executive shall, through the Employment Termination Date, participate in all employee retirement and welfare benefit plans and programs referenced in Section 3.3 and 3.4 of the Employment Agreement that currently are in effect. Any rights of Executive under these plans and programs will be governed by the terms of the applicable plan documents; and

(iii) Executive may submit a final expense report for reimbursement by RAIT in accordance with Section 3.6 of the Employment Agreement and RAIT shall reimburse Executive for such expenses within fifteen (15) days of submission provided Executive timely submits the final expense report within thirty (30) days of the Effective Date .

(d) For clarity:

(i) all of Executive’s outstanding unvested equity-based awards related to RAIT (including any grants of common stock and SARs) will vest upon the Employment Termination Date, and a chart identifying such RAIT awards is attached hereto as Attachment B; and

(ii) any rights that Executive has under any Indemnification Documents referenced below in Paragraph 5 (the “Indemnification Documents”) shall continue in accordance with the terms thereof.

(e) As of the Employment Termination Date (provided Executive has not revoked the Agreement during the Revocation Period), Executive will cease to be a director, officer, employee or manager of RAIT or its subsidiaries and or its affiliates, as applicable, and shall have no authority to bind RAIT or its subsidiaries or its affiliates.

2. General Release By Executive.

(a) For the General Release by RAIT and IRT as set forth in Paragraph 3 below and for other good and valuable consideration (including with respect to IRT, IRT’s undertakings in Paragraph 1(b)(v) above), the receipt and sufficiency of which is hereby acknowledged, Executive and his heirs, executors and administrators, intending to be legally bound, hereby release and discharge RAIT, IRT, and all of their respective affiliates, including their respective subsidiaries and their respective officers, trustees, directors, shareholders, employees, agents, consultants and other representatives, successors, assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”), except as otherwise provided in the Indemnification Documents, from any and all causes of actions, suits, debts, claims and demands whatsoever, arising out of Executive’s employment with RAIT or any of the Releasees, the termination of his employment from RAIT, and Executive’s relationship with IRT, which he ever had, now has, or may have against RAIT, IRT or any other Releasee.

Particularly, Executive releases any claims, except as otherwise provided in the Indemnification Documents, relating in any way to his employment and the termination of his employment from RAIT or any other Releasee, and his relationship with IRT, including without limitation, any claims:

(i) arising out of the Employment Agreement (and any prior employment agreement between Executive and RAIT or its subsidiaries or its affiliates);

(ii) under any employment discrimination laws or regulations, including without limitation, the Age Discrimination in Employment Act and the Older

Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Pennsylvania Human Relations Act and the Philadelphia Fair Employment Ordinance, including without limitation, any claims of discrimination, harassment, whistle-blowing or other retaliation under any of such laws;

(iii) under any other federal, foreign, state or local laws, including without limitation, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., as amended, the Family & Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification, 29 U.S.C. § 2101 et seq., , the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any regulations promulgated thereunder, including without limitation any claims of discrimination, harassment, whistle-blowing or other retaliation under any of such laws;

(iv) any other statutory, regulatory, common law or other claims of any kind, including without limitation, claims for breach of contract, libel, slander, fraud, wrongful discharge, breach of fiduciary or other duty, promissory estoppel, equitable estoppel, misrepresentation, emotional distress, or pain and suffering; and

(v) any claims for counsel fees and costs, except as otherwise provided in this Agreement.

(b) Notwithstanding the foregoing, this Release shall not: (i) limit Executive’s ability to assert a defense or set-off against any claims asserted by any Releasee in any forum; or (ii) limit Executive’s rights under any applicable Indemnification Documents.

(c) Executive agrees that neither he, nor any person, organization, or other entity on his behalf, will share in any remedy against any of the Releasees, involving any claim released in this Section 2, including any claim made in a charge of discrimination or complaint under any and all federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs; provided, however, that Executive shall not be prohibited by this Agreement from filing a discrimination charge with the Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission or the Philadelphia Commission on Human Relations.

(d) This General Release includes all claims known and unknown by Executive, those that Executive may already have asserted or raised as well as those that Executive has never asserted or raised.

(e) This General Release does not apply to any claims: (i) for vested benefits under any RAIT retirement plan; (ii) to require RAIT to honor its commitments set forth in this Agreement, including without limitation, any obligations under the Indemnification Documents, and to require IRT to honor its commitments under Paragraph 1(b)(v) above and under Paragraph 3 below; (iii) to interpret or determine the scope, meaning or effect of this Agreement; or (iv) that arise after the Employment Termination Date.

3. General Release by RAIT and IRT.

(a) For the General Release by Executive set forth in Paragraph 2 above and Executive’s additional undertakings set forth in this Agreement, RAIT and IRT, respectively, on behalf of themselves and their respective affiliates, hereby release and discharge Executive, and his heirs, executors and administrators, intending to be legally bound, except as otherwise provided in the Indemnification Documents, from any and all causes of actions, suits, debts, claims and demands whatsoever, arising out of Executive’s employment with RAIT, the termination of such employment, and the relationship between Executive and IRT, which RAIT and IRT, respectively, ever had, now have, or may have against Executive.

Particularly, RAIT and IRT release any claims, except as otherwise provided in the Indemnification Documents, relating in any way to Executive’s employment with RAIT, the termination of that employment, and IRT’s relationship with Executive, including without limitation, any claims arising out of the Employment Agreement (and any prior employment agreement between Executive and RAIT or its subsidiaries or its affiliates); under or related to any employment-related or other federal, foreign, state, or local laws or regulations; alleging a violation of common law, including without limitation breach of fiduciary or other duty, breach of contract, libel, slander, fraud, or misrepresentation; arising out of or related to any civil or criminal governmental investigation; or for counsel fees.

(b) Notwithstanding the foregoing, this Release shall not: (i) limit RAIT’s and IRT’s ability to assert a defense or set-off against any claims asserted by Executive in any forum; or (ii) limit RAIT’s and IRT’s rights under any applicable Indemnification Documents.

(c) This General Release includes all claims known and unknown by RAIT and IRT, those that RAITand IRT may already have asserted or raised as well as those that RAIT and IRT have never asserted or raised.

(d) This General Release does not apply to any claims: (i) to require Executive to honor his obligations set forth in this Agreement (including without limitation, the continuing obligations acknowledged in Section 4 hereof, and any obligations under the Indemnification Documents); (ii) to interpret or determine the scope, meaning or effect of this Agreement; or (iii) that arise after the Employment Termination Date.

4. Agreements and Acknowledgements.

(a) Executive agrees that he remains subject to Sections 6 (and its subsections) of the Employment Agreement relating to Covenants Against Competition and Other Covenants. Executive agrees also that RAIT may, without limitation, exercise the rights and remedies referenced in Section 6.2 of the Employment Agreement in connection with any breach of any of Executive’s continuing restrictions set forth in Section 6 (and its subsections) of the Employment Agreement. The duration of any applicable restrictions contained in Section 6 (and its applicable subsections) shall begin on the Employment Termination Date;

(b) Executive remains subject to RAIT’s Insider Trading Policy until such time as he is not aware of any material nonpublic information concerning RAIT, which will in any event be deemed not to be before the third (3rd) business day after RAIT terminates the “black-out period” then currently in effect (provided, however, that the “black-out period” shall not prevent Executive from exercising his SARs);

(c) Executive shall deliver, within five (5) days after the Employment Termination Date, all property of RAIT to the person designated by RAIT to receive same, including keys, identification cards, RAIT’s (and its subsidiaries’ and its affiliates’) credit cards and equipment, such as cellphones, blackberries, computers, records and information belonging to RAIT, and any documents, memoranda or files, stored in whatever media, retaining no copies; provided, however, that Executive may retain the smart phone, iPad, and laptop computer that he was using as of the end of his employment with RAIT;

(d) Executive promises to assist RAIT, upon RAIT’s request, with the transition of his job responsibilities to other employees of RAIT and its subsidiaries and its affiliates, and to provide reasonable cooperation to RAIT and its attorneys in connection with any investigations, lawsuits, or other proceedings in which RAIT or its employees may become involved, in each case with respect to work performed for RAIT or its subsidiaries or its affiliates by Executive prior to the Effective Date, and RAIT shall reimburse Executive for all costs he incurs in providing such assistance at RAIT’s request and, in the event such assistance exceeds two (2) hours per month, RAIT shall compensate Executive for each hour of assistance he provides at a rate of two hundred thirty dollars ($230) per hour;

(e) Executive acknowledges and agrees that he will be fully responsible for the payment of any and all taxes (including, but not limited to, any and all applicable federal, state, and local income, excise, penalty or other taxes, plus interest) due and owing by him as a result of RAIT’s payment to him of the Amount and RAIT’s payment of any amounts or delivery of RAIT common shares or SARs to him or the exercise of the SARs;

(f) Executive agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed to Executive by RAIT. RAIT agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or any duty owed to RAIT or its subsidiaries or its affiliates by Executive.

(g) Executive and RAIT certify that the other has not made any representations, promises or inducements to Executive concerning this Agreement other than those contained herein; and

(h) Executive acknowledges and agrees as follows:

(1) That he has read the terms of this Agreement, that he was offered forty-five (45) calendar days to review it (which he confirms was a reasonable and sufficient amount of time for him to do so, but he may elect not to use the entire review period that has been offered) and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE RAIT and the other Releasees from any legal action as provided in Paragraph 2 above;

(2) That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;

(3) That he has been advised and is hereby advised in writing to consult with his attorney prior to signing this Agreement; and

(4) That he has adequate information to make a knowing and voluntary waiver of any and all claims as set forth in Paragraph 3 above, he understands that he is waiving those claims, including without limitation, any claims for age discrimination under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (“OWBPA”), and he confirms that he has received Attachment A to this Agreement.

(i) Document Requests by Executive. RAIT agrees to continue to provide access to Executive to all documents previously produced to the US Securities and Exchange Commission (“SEC”) in response to any request or subpoena from the SEC. RAIT also agrees to provide Executive prompt access to any additional documents produced to the SEC in response to any future requests or subpoenas. RAIT also agrees, in good faith, to promptly comply with Executive’s reasonable requests to run searches for electronic documents, provided those searches are reasonably calculated to result in documents relevant to Executive’s defense of any potential or actual claims asserted by the SEC against Executive. All documents provided to Executive will remain subject to Executive’s confidentiality obligations to RAIT. Executive agrees that RAIT may deny Executive’s requests under this subsection to the extent that the SEC informs RAIT that it will construe compliance with Executive’s request as inconsistent with RAIT’s agreement with the SEC to cooperate with the SEC’s investigation. In the event that RAIT denies Executive’s requests for this reason, RAIT will provide such denial in writing. RAIT acknowledges that nothing in this Agreement affects Executive’s ability to report to or cooperate with any government agency or any other financial industry regulator.

(j) Executive shall not, at any time in the future, disparage or otherwise make or publish statements, oral or written, that would adversely affect the reputation of RAIT, Mr. Schaeffer, Scott N. L. Davidson (“Mr. Davidson”) or James J. Sebra (“Mr. Sebra”). RAIT, by communicating in a corporate capacity through the publication of written statements, shall not, at any time in the future, disparage or adversely affect the reputation of Executive. Mr. Schaeffer, Mr. Davidson and Mr. Sebra shall not, at any time in the future, disparage or otherwise make or publish statements, oral or written, that would adversely affect the reputation of Executive. Nothing in this subsection shall prevent RAIT, its employees, or Executive from making any statements (A) required by applicable law or legal process, (B) to a governmental body or authority in connection with any regulatory or investigatory matter, or (C) in any legal action to enforce this Agreement.

5. Indemnification, Litigation and Related Matters. The provisions of RAIT’s directors and officers liability insurance policies (“D&O Policies”) and errors and omissions policies (“E&O Policies), the Resolutions of the Board of Trustees Adopted June 12, 2014, the Declaration of Trust, the Bylaws relating to indemnification and advancement of expenses to officers of RAIT, the Indemnification Agreement among Executive, RAIT, RAIT General, Inc. and RAIT Limited, Inc., dated as of December 11, 2006, and the Affirmation and Undertaking executed by Executive on June 21, 2014 (collectively the “Indemnification Documents”) shall continue to apply to Executive with respect to work performed for RAIT by Executive prior to the Employment Termination Date. RAIT shall continue to maintain directors and officers insurance and errors and omissions insurance covering Executive with respect to work performed for RAIT by Executive prior to the Employment Termination Date on the same or substantially similar terms as for any other officer. RAIT agrees to keep Executive reasonably apprised of the status of any public proceedings that RAIT believes, in its sole discretion, may implicate him or his conduct and/or might give rise to Executive’s right to indemnification under any applicable Indemnification Documents or otherwise, including promptly providing relevant publicly available documents such as pleadings and material filings.

6. Offer Expiration Date.

(a) Executive has forty-five (45) calendar days from December 19, 2014, the date he received RAIT’s initial version of this Agreement (the “Offer Expiration Date”) to decide whether or not to execute this Agreement.

(b) This Agreement will become effective as of the Effective Date, provided Executive executes the Agreement on or before the Offer Expiration Date and does not revoke it prior the expiration of the Revocation Period.

(c) RAIT’s offer as set forth in this Agreement both expires and is withdrawn by RAIT in the event that Executive elects not to execute this Agreement on or before the Offer Expiration Date or the Executive revokes the Agreement in accordance with Paragraph 7 below after executing it.

7. Revocation Period. The “Revocation Period,” for purposes of this Agreement, is the seven (7) day period following Executive’s execution of this Agreement, during which Executive may change his mind and decide that he does not want to be legally bound by the Agreement. The Agreement shall not be effective until after the Revocation Period has expired without Executive having revoked it. To revoke the Agreement, Executive, within seven (7) days of his execution of the Agreement, must email a letter to Mr. Schaeffer informing him that he has revoked the Agreement; provided, however, that, in lieu of an email in the event that Executive does not have access to email, Executive may send Mr. Schaeffer a letter via over-night delivery service to his attention at RAIT Financial Trust, 2929 Arch Street, Philadelphia, PA 19104 and simultaneously telephone Mr. Schaeffer. For a revocation to be effective, Executive must have evidence confirming timely receipt by RAIT.

8. Miscellaneous.

(a) Executive and RAIT hereby certify that each has read the terms of this Agreement, and that each understands this Agreement’s terms and effects.

(b) This Agreement contains the entire agreement and understanding between Executive and RAIT with respect to any and all disputes or claims that Executive has, or could have had, against RAIT and/or the other Releasees as of the date this Agreement is executed, and supersedes all other agreements between Executive and RAIT with regard to such disputes or claims, except that: (i) the provisions of the Employment Agreement shall survive the termination of Executive’s employment with RAIT to the extent necessary to the intended preservation of any such right and obligations under Section 6 (captioned “Covenants of the Executive”) and all of its subsections; and (ii) the Indemnification Documents shall survive the termination of Executive’s Employment.

(c) Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by the court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.

(d) This Agreement shall not be changed unless in writing and signed by both Executive and RAIT, and this provision requiring amendment in writing shall not be waived except in writing.

(e) This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, which, together with the laws of the United States of America, will control any and all disputes or questions of interpretation arising hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the day signed and dated by each of them as set forth.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Raphael Licht	December 26, 2014
Raphael Licht	Date

RAIT Financial Trust

By: /s/ James J. Sebra	December 26, 2014
Name: James J. Sebra	Date
Title: Chief Financial Officer

Independence Realty Trust hereby executes this Agreement for the limited purpose of agreeing to Paragraphs 1(b)(v) relating to the vesting of IRT’s unvested shares of common stock and unvested shares of SARs, and to Paragraphs 2 and 3 relating to the general releases.

Independence Realty Trust

By: /s/ James J. Sebra	December 26, 2014
Name: James J. Sebra	Date
Title: Chief Financial Officer

ATTACHMENT A

INFORMATION MADE AVAILABLE PURSUANT TO THE

OLDER WORKER BENEFIT PROTECTION ACT OF 1990

The following information is provided in accordance with the Older Worker Benefit Protection Act of 1990 to permit affected employees age forty (40) and older to evaluate whether to execute a Separation Agreement in return for the receipt of certain benefits.

(A) RAIT has decided to end the employment of its executives whose ability to perform their job duties, in RAIT’s estimation, has been impacted by an investigation of RAIT conducted by the Securities and Exchange Commission. For purposes of this attachment, the Decisional Unit consists of those executives who meet this criterion.

(B) All executives in the Decisional Unit defined in Paragraph (A) above whose employment is ending are eligible for and have been selected to receive severance benefits as set forth in their respective Separation Agreements. However, to receive those severance benefits, the executive must sign the Separation Agreement and return it to Scott Schaeffer within the time period provided in the Agreement. The Separation Agreement will become effective only after seven (7) days following the date on which the executive signs it, and only if the executive does not revoke it during this seven (7) day period.

(C) All executives in the Decisional Unit have been selected for termination of employment and are eligible for the severance benefits set forth in their Separation Agreement, as per Paragraph (B) above. The job titles and ages of these executives are as follows:

Job Title	Age	Executives in the Decisional Unit Who Have Been Selected for Termination of Employment and Who Are Eligible for the Severance Benefits.	Executives in the Decisional Unit Who Have Not Been Selected for Termination of Employment
Executive VP — Portfolio and Risk Management	62	X
Managing Director — Business Development, General Counsel and Secretary	46	X

ATTACHMENT B

EXECUTIVE’S OUTSTANDING UNVESTED EQUITY-BASED RAIT AWARDS

	Award Date	Original Award	Strike	Vested (Restricted) Exercised (SARs)	To Vest/Available for Exercise
Restricted	1/29/2013	25,000	N/A	8,333	16,667
Restricted	1/29/2014	10,000	N/A	—	10,000
SARS	1/24/2012	225,000	$5.68	150,000	75,000
SARS	1/29/2013	75,000	$6.89	—	75,000
SARS	1/29/2014	30,000	$8.29	—	30,000